      As Filed with the Securities and Exchange Commission on June 25, 1999
                                                         Registration No. 333-
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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                --------------
                                    Form S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

     Phillips Petroleum Company                Delaware                      73-0400345
       Phillips 66 Capital III                 Delaware                      73-6293884
       Phillips 66 Capital IV                  Delaware                      73-6293886
       Phillips 66 Capital V                   Delaware                      73-6308014
       Phillips 66 Capital VI                  Delaware                      73-6308012
    (Exact Name of Registrant       (State or Other Jurisdiction of        (I.R.S. Employer
    as Specified in its Charter)    Incorporation or Organization)       Identification Number)

                                                  JOHN A. CARRIG
    Phillips Petroleum Company             Vice President and Treasurer
        Phillips Building                      3 Phillips Building
   Bartlesville, Oklahoma 74004            Bartlesville, Oklahoma 74004
         (918) 661-6600                         (918) 661-5633
(Address, Including Zip Code, and       (Name, Address, Including Zip Code, and
   Telephone Number, Including             Telephone Number, Including Area
   Area Code, of Registrant's               Code, of Agent for Service)
   Principal Executive Offices)
                                --------------
                                   Copies to:
     ROBERT C. KOCH,      JEREMIAH L. THOMAS III, ESQ.   BRUCE K. DALLAS,
         ESQ.              Simpson Thacher & Bartlett        ESQ.
    Phillips Petroleum        425 Lexington Avenue         Davis Polk &
        Company             New York, New York 10017       Wardwell
   1230 Adams Building           (212) 455-2000           450 Lexington
      Bartlesville,                                         Avenue
    Oklahoma 74004                                      New York, New York
      (918) 661-4377            --------------               10017
                                                          (212) 450-4000
   Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.
   If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities being offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]
   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
   If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [X]

                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
 Title of Each                       Proposed
   Class of           Amount          Maximum     Proposed Maximum   Amount of
 Securities to        to be       Offering Price     Aggregate     Registration
 be Registered   Registered(1)(2)   Per Unit(3)    Offering Price       Fee
-------------------------------------------------------------------------------
Senior debt
 securities and
 subordinated
 debt
 securities
 (collectively,
 debt
 securities) of
 Phillips
 Petroleum
 Company.......
Warrants to
 purchase debt
 securities....
Preferred stock
 of Phillips
 Petroleum
 Company.......
Warrants to
 purchase
 preferred
 stock.........
Depositary
 shares of
 Phillips
 Petroleum
 Company.......
Common stock of
 Phillips
 Petroleum
 Company(4)....
Stock purchase
 contracts of
 Phillips
 Petroleum
 Company.......    $800,000,000         100%        $800,000,000     $222,400
Stock purchase
 units of
 Phillips
 Petroleum
 Company.......
Prepaid stock
 purchase
 contracts of
 Phillips
 Petroleum
 Company.......
Preferred
 securities of
 Phillips 66
 Capital III...
Preferred
 securities of
 Phillips 66
 Capital IV....
Preferred
 securities of
 Phillips 66
 Capital V.....
Preferred
 securities of
 Phillips 66
 Capital VI....
Guarantees of
 preferred
 securities of
 Phillips 66
 Capital III,
 Phillips 66
 Capital IV,
 Phillips 66
 Capital V and
 Phillips 66
 Capital
 VI(5).........
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-------------------------------------------------------------------------------

(1) Such indeterminate number or amount of debt securities, warrants, preferred stock, depositary shares, common stock, stock purchase contracts and stock purchase units of Phillips Petroleum Company and trust preferred securities of Phillips 66 Capital III, Phillips 66 Capital IV, Phillips 66 Capital V and Phillips 66 Capital VI as may from time to time be issued at indeterminate prices and the related trust preferred securities guarantees.
(2) Such amount in U.S. dollars or the equivalent thereof in foreign currencies as shall result in an aggregate initial offering price for all securities of $800,000,000. In addition, this Registration Statement includes a presently indeterminate number of securities that may be issuable from time to time upon conversion or exchange of the securities being registered hereunder.
(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and exclusive of accrued interest and dividends, if any.
(4) Includes Junior Participating Preferred Stock purchase rights. Prior to the occurrence of certain events, purchase rights for units of Junior Participating Preferred Stock will not be evidenced separately from the common stock.
(5) Phillips Petroleum Company is also registering under this registration statement all other obligations that it may have with respect to trust preferred securities issued by Phillips 66 Capital III, Phillips 66
    Capital IV, Phillips 66 Capital V and Phillips 66 Capital VI. No separate consideration will be received for any Guarantee or any other such obligations.
                                --------------
   Pursuant to Rule 429 under the Securities Act of 1933, the prospectus herein is a combined prospectus and also relates to up to $200,000,000 of unsold securities of Phillips and of the Phillips Capital Trusts covered by Registration Statement No. 333-53519 previously filed with the Commission and declared effective June 5, 1998.

   The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

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++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the Registration Statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                   SUBJECT TO COMPLETION, DATED JUNE 25, 1999

  PROSPECTUS

                                 $1,000,000,000

                           Phillips Petroleum Company

                                Debt Securities

                                Preferred Stock

                              Securities Warrants

                               Depositary Shares

                                  Common Stock

                       Stock Purchase Contracts or Units

                        Prepaid Stock Purchase Contracts


                                       or

                            PHILLIPS 66 CAPITAL III

                             PHILLIPS 66 CAPITAL IV

                             PHILLIPS 66 CAPITAL V

                             PHILLIPS 66 CAPITAL VI

                           Trust Preferred Securities

                                 Guaranteed by

                           Phillips Petroleum Company

  We will provide the specific terms of these securities in supplements to this prospectus. We can only use this prospectus to offer and sell any specific security by also including a prospectus supplement for that security. You should read this prospectus and the prospectus supplements carefully before you invest.

  Neither the SEC nor any state securities commission has approved these securities or determined that this prospectus is accurate or complete. It is illegal for anyone to tell you otherwise.

June   , 1999

We have not authorized anyone to tell you anything about us or the securities covered by this prospectus except what is included or incorporated in this prospectus or any accompanying prospectus supplement. Do not assume that there has been no change in our affairs since the date of this prospectus. Finally, even though you may have this prospectus or any accompanying prospectus supplement, we are not making any offer or encouraging your interest in any securities if it is not legal and proper for us to do so.

                             AVAILABLE INFORMATION

   This prospectus is part of a registration statement on Form S-3 relating to the securities covered by this prospectus. The prospectus does not include all of the information in the registration statement. We refer you to the registration statement and its exhibits for further information about us and the securities.

   We are subject to the Securities Exchange Act of 1934, and file reports and other information with the SEC as required by the Exchange Act. You can inspect and copy our reports and filings by contacting the SEC at these offices:

   Public Reference Room       7 World Trade Center     Northwestern Atrium
   Judiciary Plaza             New York, NY 10048       Center
   450 Fifth Street, NW                                 500 West Madison
   Washington, DC 20549                                 Street
                                                        Chicago, IL 60661

   You can also get copies of these materials from the SEC's web site (http://www.sec.gov), or view them at the offices of these stock exchanges:

   New York Stock Exchange     Pacific Exchange         Toronto Stock Exchange
   20 Broad Street             301 Pine Street          2 First Canadian Place
   New York, NY 10005          San Francisco, CA 94104
                                                        Toronto, Ontario,
                                                        Canada M5X 1J2

   We have not included any separate financial statements for the Phillips trusts. They were omitted because the trusts are wholly owned subsidiaries of Phillips Petroleum Company, with no independent operations and we guarantee the fee obligations relating to the trust securities. Although the trusts would normally be required to file information with the SEC on an ongoing basis, we expect the SEC to exempt the trusts from this filing obligation for as long as we continue to file our information with the SEC.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

   Our Annual Report on Form 10-K for the fiscal year ended December 31, 1998, and our Quarterly Report on Form 10-Q for the quarter ended March 31, 1999, are incorporated by reference in this prospectus. All future filings that we make under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until we sell all of the securities we are offering are deemed incorporated into and part of this prospectus once filed. Any statement in this prospectus, in any prospectus supplement, or in any document incorporated by reference that is different from any statement contained in any later-filed document should be regarded as changed by that later statement. Once so changed, the earlier statement is no longer considered part of this prospectus or any prospectus supplement.

   If you ask us by phone or in writing, we will give you a copy of any of the materials incorporated (other than exhibits, unless the exhibits are themselves specifically incorporated). Please make your request to Dale J. Billam, Secretary, 1234 Adams Building, Bartlesville, Oklahoma 74004, telephone 918-661-5638.

                                   ABOUT US

   Phillips Petroleum Company was incorporated in Delaware in 1917. We are a fully integrated oil company with worldwide petroleum exploration and production and chemicals manufacturing and distribution businesses, and U.S. petroleum refining and marketing and natural gas gathering, processing and marketing businesses. Our principal executive offices are Phillips Building, Bartlesville, Oklahoma 74004, telephone 918-661-6600.

                                ABOUT THE TRUSTS

   The four trusts are Delaware business trusts formed to raise capital for us by issuing common securities to us and preferred securities issued under this prospectus and one or more prospectus supplements, and investing the proceeds in subordinated debt securities issued by us.

   We will directly or indirectly own all of the common securities of each of our trust subsidiaries. The common securities will rank equally with, and each trust will make payments on the common securities in proportion to, the trust preferred securities, except that if an event of default occurs under the declaration of one of the trusts, our rights, as holder of the common securities, to payments will be subordinated to your rights as holder of the trust preferred securities. We will, directly or indirectly, acquire common securities in an aggregate liquidation amount equal to 3 percent of the total capital of each of our trusts.

   Each of our trusts has a term of approximately 55 years, but may terminate earlier as provided in its declaration. Each of our trusts' business and affairs will be conducted by the trustees we appoint, as the direct or indirect holder of all the common securities. We, as holder of the common securities, are entitled to appoint, remove or replace any of, or increase or decrease the number of, the trustees of each of our trusts. The trustees' duties and obligations are governed by the trusts' declarations. Prior to the issuance of any trust preferred securities, we will insure that a majority of the trusts' trustees are persons who are our employees or officers or affiliates and that one trustee of each trust is a financial institution that will not be an affiliate of ours and that will act as property trustee and indenture trustee for purposes of the Trust Indenture Act of 1939, pursuant to the terms set forth in a prospectus supplement. In addition, unless the property trustee maintains a principal place of business in the State of Delaware and meets the other requirements of applicable law, one trustee of each of our trusts will have its principal place of business or reside in the State of Delaware.

   We will pay all of our trusts' fees and expenses, including those relating to any offering of trust preferred securities. In addition, we guarantee payments on the trust preferred securities to the extent our trusts can themselves make payments on the trust preferred securities.

   The office of the Delaware trustee for each trust is The Bank of New York (Delaware), White Clay Center, Route 273, Newark, Delaware 19711. Each trust's principal place of business is c/o Phillips Petroleum Company, 3 Phillips Building, Bartlesville, Oklahoma 74004.

                     RATIO OF EARNINGS TO FIXED CHARGES AND
        EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

   Below is a table showing the ratios of earnings to fixed charges and of earnings to combined fixed charges and preferred stock dividends for the periods indicated:

                                       Three Months
                                           Ended
                                         March 31     Years Ended December 31
                                      --------------  ------------------------
                                       1999    1998   1998 1997 1996 1995 1994
                                      ------  ------  ---- ---- ---- ---- ----
Ratio of earnings to fixed charges...    1.9     6.1  2.0  5.4  6.9  3.4  3.2
Ratio of earnings to combined fixed
 charges and preferred stock
 dividends...........................    1.9     6.1  2.0  5.4  6.9  3.4  3.2

   For this table, earnings are our income before income taxes and extraordinary items, plus fixed charges (excluding capitalized interest and the portion of the preferred dividend requirement of a subsidiary not previously deducted from pretax income, but including amortization of amounts previously capitalized), less our equity in undistributed earnings of companies of which we own less than 50 percent. Fixed charges are interest (including capitalized interest) on all of our debt, amortization of debt discounts and expenses incurred on issuance, that portion of our rental expense we believe represents interest, and the amounts we have accrued to cover the preferred stock dividend requirements of a subsidiary and our trusts. We filed an unaudited statement showing these ratios as an exhibit to the registration statement in which this prospectus is included.

                                USE OF PROCEEDS

   We plan to add the proceeds we receive from sales of securities to our general funds and to use them for general corporate purposes. These could include capital expenditures, repayment or purchase of our already issued long-term debt, investment in subsidiaries, additions to working capital, repayment of short-term commercial paper notes, acquisitions and other business opportunities. Any proceeds of securities issued by any of our trusts would be used to purchase subordinated debt securities from us.

                      DESCRIPTION OF THE DEBT SECURITIES

   We may issue debt securities, consisting of notes, debentures or other evidences of indebtedness, from time to time in one or more series, in the case of senior debt securities, under a Senior Debt Indenture dated as of September 15, 1990, as supplemented by Supplemental Indenture No. 1 dated as of May 23, 1991, between Phillips and U.S. Bank Trust National Association, as successor to Continental Bank, National Association, as trustee, and in the case of subordinated debt securities, under a Subordinated Debt Indenture dated as of May 23, 1996, between Phillips and the Bank of New York, as trustee. We may refer below to the senior debt indenture and the subordinated debt indenture as the "indentures." The indentures are included as exhibits to the Registration Statement of which this prospectus is a part.

   The following description only summarizes the terms of the indentures and the debt securities. For more information, you should read the indentures.

General

   The indentures do not limit the aggregate principal amount of debt securities that may be issued. We may issue the debt securities in one or more series pursuant to an indenture supplemental to the indenture or a resolution of our Board of Directors or a special committee appointed by the Board.

   You should review the prospectus supplement for the following terms of the debt securities being offered:

  .  the designation of the debt securities;

  .  the aggregate principal amount of the debt securities;

  . the percentage of the principal amount (i.e., price) at which the debt securities will be issued;

  . the date or dates on which the debt securities will mature and the right, if any, to extend such date or dates;

  . the rate or rates, if any, per year, at which the debt securities will bear interest, or the method of determining such rate or rates;

  . the date or dates from which such interest will accrue, the interest payment dates on which such interest will be payable or the manner of determination of such interest payment dates and the record dates for the determination of holders to whom interest is payable on any interest payment dates;

  . the right, if any, to extend the interest payment periods and the duration of that extension;

  .  provisions for a sinking purchase or other analogous fund, if any;

  . the period or periods, if any, within which, the price or prices of which, and the terms and conditions upon which the debt securities may be redeemed, in whole or in part, at our option or at your option;

  .  the form of the debt securities;

  . any provisions for payment of additional amounts for taxes and any provision for redemption, if we must pay such additional amounts in respect of any debt security;

  . the terms and conditions, if any, upon which we may have to repay the debt securities at your option (which option may be conditional) and the price or prices in the currency or currency unit in which the debt securities are payable;

  . the currency, currencies or currency units for which you may purchase the debt securities and the currency, currencies or currency units in which principal and interest, if any, on the debt securities may be payable;

  . the terms and conditions, if any, pursuant to which the debt securities may be converted or exchanged for the cash value of other securities issued by us or by a third party;

  . terms and conditions, if any, pursuant to which principal and premium, if any, and interest, if any, on the debt securities are payable at our or your option, in securities or other property; and

  .  any other specific terms of the debt securities.

   We will pay principal, premium, if any, and interest, if any, and you may present for transfer or surrender for payment the debt securities, at the corporate trust office of the trustee in New York, New York. However, we may pay interest by check mailed to you at your address as it appears in the security register.

   If a prospectus supplement specifies that a series of debt securities is denominated in a currency or currency unit other than United States dollars, that prospectus supplement will also specify the denomination in which we will issue those debt securities and the coin or currency in which we will pay the principal, premium, if any, and interest, if any, on those debt securities, which may be United States dollars based upon the exchange rate for the other currency or currency unit existing at the time a payment is due.

   The indentures contain no covenants or other provisions to afford you protection if there is a highly leveraged transaction or a change in control of Phillips, except as may be described under "Certain Terms of the Senior Debt Securities--Limitation on Mergers and Sales of Assets" on page 8 and "Certain Terms of the Sudordinated Debt Securities--Limitation on Mergers and Sales of Assets" on page 11.

Form, Exchange, Registration, Transfer and Payment

   Unless otherwise specified in the applicable prospectus supplement, we will issue the debt securities in fully registered form without coupons and in denominations of $1,000 and integral multiples thereof. We will not impose a service charge for any transfer or exchange of the debt securities, but we or the trustee may require you to make a payment to cover any associated tax or other government charge.

   If we issue debt securities in bearer form, we will describe in the applicable prospectus supplement the special restrictions and considerations, including special offering restrictions and special United States federal income tax considerations, applicable to those debt securities and to payment on and transfer and exchange of those debt securities. Bearer debt securities will be transferable by delivery.

   Unless otherwise provided in the applicable prospectus supplement, we will pay principal and premium, if any, or interest, if any, and you may surrender for payment or transfer the debt securities, at the offices of the trustee. Or we may pay interest by check mailed to you at your address as it appears in the security register. We will make payment on debt securities in bearer form at such non-U.S. paying agencies as we may choose.

Book-Entry Debt Securities

   We may issue the debt securities of a series in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a global depositary, or its nominee, identified in the applicable prospectus supplement. In this case, we will issue global securities in a denomination or aggregate denomination equal to the portion of the aggregate principal amount of outstanding debt securities of the series to be represented by such global security or securities. Unless and until it is exchanged in whole or in part for debt securities in definitive registered form, a global security may not be registered for transfer or exchange except as a whole by the global depositary for such global security to a nominee for such global depositary and except in the circumstances described in the applicable prospectus supplement.

   A prospectus supplement will provide the specific terms of the depositary arrangement with respect to any portion of a series of debt securities to be represented by a global security and a description of the global depositary.

Certain Terms of the Senior Debt Securities

 Certain Covenants of Phillips

   Limitation On Liens. We will not, and will not permit any Restricted Subsidiary (as defined below) to, incur, issue, assume or guarantee any indebtedness for borrowed money secured by a mortgage, pledge or other lien ("Mortgage") on any Restricted Property (as defined below), or on any shares of stock or indebtedness of a Restricted Subsidiary, unless the senior debt securities are secured equally and ratably with (or prior to) such secured indebtedness. The previous sentence does not apply if the aggregate amount of all indebtedness so secured (other than indebtedness secured by excepted Mortgages referred to in the following sentence), together with all Attributable Debt (as defined below) of ours and our Restricted Subsidiaries in respect of sale and leaseback transactions involving Restricted Property, except sale and leaseback transactions, the proceeds of which are applied to the retirement of funded debt, would not exceed 10 percent of Consolidated Adjusted Net Assets (as defined below) as shown on our latest audited consolidated financial statements. This restriction will not apply to:

  . Mortgages on property of, or on any shares of stock or indebtedness of, any corporation existing at the time such corporation becomes a Subsidiary (as defined below);

  . Mortgages on property existing at the time of acquisition (including acquisition through merger or consolidation) or to secure the payment of all or any part of the purchase price or construction cost of it or to secure any indebtedness incurred prior to, at the time of, or within six months after that acquisition or completion of that property for the purpose of financing all or any part of the purchase price or construction cost of it;

  . Mortgages on substantially unimproved property to secure the cost of exploration, drilling or development of, or improvements to, that property;

  .  Mortgages in favor of us or a Restricted Subsidiary; or

  .  any extension, renewal or replacement of any Mortgage referred to above.

The following types of transactions do not create indebtedness secured by
Mortgage:

  . sale or transfer of crude oil, natural gas or natural gas liquids in place for a period of time until, or in an amount such that, the purchaser will realize a specified amount of money or of such oil, gas or gas liquids, or any other interest in property commonly referred to as a "production payment;" or

  . the Mortgage of any of our property or property of any Subsidiary in favor of governmental entities to secure partial progress, advance or other payments to us or any Subsidiary pursuant to any contract or statute, or the Mortgage of any property to secure indebtedness of the pollution control or industrial revenue bond type.

   Limitation On Sales And Leasebacks. Neither we nor any Restricted Subsidiary may enter into any sale and leaseback transaction involving any Restricted Property which has been owned or operated by us or that Restricted Subsidiary for more than six months unless:

  . we or that Restricted Subsidiary could mortgage the property in an amount equal to the Attributable Debt with respect to the sale and leaseback transaction without equally and ratably securing the securities of each series;

  . since the date of the senior debt indenture and within a period beginning 12 months before the consummation of the sale and leaseback transaction and ending 12 months after the consummation of that sale and leaseback transaction, we or any Restricted Subsidiary has expended or will expend for any Restricted Property an amount equal to:

    . the greater of (x) the net proceeds of that sale and leaseback transaction and (y) the fair market value of the Restricted Property leased at the time of entering into that transaction, as determined by our Board of Directors (the greater of the sums specified in clauses (x) and (y) are referred to as the "Net Proceeds of the transaction") and we elect to designate that amount as satisfying any obligation it would otherwise have under the last bullet point below; or

    . a part of the Net Proceeds of the transaction and we elect to designate that amount as satisfying part of the obligation we would otherwise have under the last bullet point below and apply an amount equal to the remainder of such Net Proceeds as provided in the last bullet point below; or

  . we, within 12 months of the consummation of that sale and leaseback transaction, apply an amount equal to the Net Proceeds of such transaction (less any amount elected under the second bullet point above) to the retirement of our Funded Debt ranking equally with the securities of each series.

  . This restriction will not apply to certain sale and leaseback transactions

    . between us and a Restricted Subsidiary or between Restricted Subsidiaries, or

    . involving the taking back of a lease for a period of less than three years.

   Certain Definitions.

  . "Attributable Debt" means the total net amount of rent (discounted at the rate per year indicated in the senior debt indenture) required to be paid during the remaining term of any lease.

  . "Consolidated Adjusted Net Assets" means the total amount of assets after deducting

    . all current liabilities (excluding any which are by their terms extendible or renewable at the option of the obligor to a time more than 12 months after the time as of which the amount is being computed), and

    .  total prepaid expenses and deferred charges.

  .  "Restricted Property" means

    . any interest in property located in the United States (including any interest in property located off the coast of the United States operated pursuant to leases from any governmental entity) which is producing crude oil, natural gas or natural gas liquids in paying quantities, or

    . any refining or manufacturing plant located in the United States, except

      . related transportation or marketing facilities, or

      . any refining or manufacturing plant or portion of it which, in the opinion of our Board of Directors, is not a principal plant in relation to our activities and those of our Restricted
        Subsidiaries, taken as a whole.

  . "Restricted Subsidiary" means any Subsidiary which owns a Restricted Property if substantially all of the tangible property in which that Subsidiary has an interest is

    .  located in the United States, or

    . is located off the coast of the United States and is operated pursuant to leases from any governmental entity.

  .  We currently have no Restricted Subsidiaries.

  . "Subsidiary" means a corporation, a majority of the outstanding voting stock of which is owned, directly or indirectly, by us or by one or more other Subsidiaries, or by us and one or more other Subsidiaries.

 Limitation on Mergers and Sales of Assets

   We will not consolidate with, or merge into, any corporation or convey or transfer its properties and assets substantially as an entirety to any person or entity unless the successor entity is a corporation organized under the laws of the United States or any state or the District of Columbia and expressly assumes our obligations under the senior debt indenture.

   If, upon any such consolidation, merger, conveyance or transfer with or into any entity or of any Restricted Subsidiary with or to any other Subsidiary, any Restricted Property of ours or of any Restricted Subsidiary or any shares of stock or indebtedness of any Restricted Subsidiary would become subject to any Mortgage (other than a Mortgage permitted under the limitation on liens described above, without our having to secure the senior debt securities equally and ratably), we will secure the senior debt securities (together with, at our option, other securities ranking on an equal basis with the senior debt securities) prior to all liens other than any already existing.

 Events of Default, Waiver, and Notice

   As to each series of senior debt securities, the senior debt indenture defines an Event of Default as being:

  . default for 30 days in payment of any interest on the senior debt securities of that series; default in payment of principal and premium, if any, on the senior debt securities of that series when due either at maturity, upon redemption, by declaration or otherwise;

  . default by us in the performance of any other of the covenants or agreements in the senior debt indenture which is not remedied for a period of 90 days after notice; and

  .  certain events of bankruptcy, insolvency and reorganization.

   The senior debt indenture provides that the trustee may withhold notice to the securityholders of any default (except in payment of principal or of interest or premium on the senior debt securities) if the trustee considers it in the interest of securityholders to do so.

   The senior debt indenture provides that,

  . if there is an Event of Default due to the default in the payment of principal, interest or premium, if any, on any series of senior debt securities, either the trustee or the holders of 25 percent in principal amount of the senior debt securities of all series affected and then outstanding may declare the principal of all such senior debt securities due and payable immediately, and

  . if there is an Event of Default resulting from default in the performance of any other of the covenants or agreements in the senior debt indenture or certain events of bankruptcy, insolvency and reorganization, either the trustee or the holders of 25 percent in principal amount of all senior debt securities then outstanding (treated as one class) may declare the principal of all senior debt securities due and payable immediately, but upon certain conditions the holders of a majority in principal amount of the senior debt securities of such series (or of all series, as the case may be) then outstanding may annul the declarations and may waive the past defaults (except defaults in payment of principal of or interest or premium on the senior debt securities).

   The holders of a majority in principal amount of the senior debt securities of any and all series affected and then outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the trustee under the senior debt indenture, provided that the senior debt securityholders have offered to the trustee reasonable indemnity against expenses and liabilities. The senior debt indenture requires us to file annually with the trustee a certificate as to the absence of certain defaults under the senior debt indenture.

 Modifications of the Indenture

   The senior debt indenture contains provisions permitting us and the trustee, with the consent of the holders of at least 66 2/3 percent in principal amount of the senior debt securities of all series affected by such modification at the time outstanding, to modify the senior debt indenture or any supplemental indenture or the rights of the holders of the senior debt securities; provided that no such modification may:

  . extend the fixed maturity of any senior debt security, or reduce its principal amount (including in the case of a discounted security the amount payable in the event of acceleration or the amount provable in bankruptcy) or any redemption premium, or reduce the rate or extend the time of payment of interest, or make the principal of, or interest or premium on, the senior debt securities payable in any coin or currency other than that provided in the senior debt securities, or impair or affect the right of any senior debt securityholder to institute suit for payment or the right of prepayment, if any, at the option of the holder, without the consent of the holder of each senior debt security so affected, or

  . reduce the percentage of senior debt securityholders whose consent is required for any such modification without the consent of such securityholders.

 Defeasance

   The senior debt indenture provides that we, at our option:

  . will be discharged from obligations in respect of the senior debt securities of a series (except for certain obligations to register the transfer or exchange of senior debt securities, replace stolen, lost or mutilated senior debt securities, maintain paying agencies and hold moneys for payment in trust); or

  . need not comply with certain restrictive covenants of the senior debt indenture (including those described here),

in each case if we deposit, in trust with the trustee or the defeasance agent, money or U.S. government obligations that, through the payment of interest and principal, will provide money sufficient to pay all the principal (including any mandatory sinking fund payments) of, and interest and premium, if any, on, the senior debt securities of such series on their due dates.

   To exercise this option, we must deliver to the trustee and the defeasance agent, if any, an opinion of counsel to the effect that

  . the deposit and related defeasance would not cause the holders of the senior debt securities of such series to recognize income, gain or loss for federal income tax purposes and, in the case of a discharge, such opinion must be accompanied by a private letter ruling to that effect received from the IRS or a revenue ruling pertaining to a comparable form of transaction to that effect published by the IRS, and

  . if listed on any national securities exchange, such senior debt securities would not be delisted from such exchange as a result of the exercise of such option.

 Governing Law

   The senior debt indenture and the senior debt securities will be governed by, and construed in accordance with, the laws of New York State.

 The Trustee

   We may have normal banking relationships with U.S. Bank Trust National Association in the ordinary course of business.

Certain Terms of the Subordinated Debt Securities

 Subordination

   The subordinated debt securities will be subordinated and junior in right of payment to certain other indebtedness of ours to the extent set forth in the applicable prospectus supplement.

 Issuance of Subordinated Debt Securities to a Trust

   If subordinated debt securities are issued to a trust or a trustee of that trust in connection with the issuance of trust securities by the trust, those subordinated debt securities subsequently may be distributed proportionately to the holders of the trust securities in connection with the dissolution of the trust if certain events described in the prospectus supplement relating to those trust securities occur. Only one series of subordinated debt securities will be issued to a trust or a trustee of that trust in connection with the issuance of trust securities by the trust.

 Certain Covenants of Phillips

   If subordinated debt securities are issued to a trust or a trustee of that trust in connection with the issuance of trust securities by that trust and

  .  there is an Event of Default (as defined on page 11) or

  . we are in default with respect to our payments under the related preferred securities guarantee or common securities guarantee,

   then

  . we will not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase or make a liquidation payment with respect to, any of our capital stock, other than

    . purchases or acquisitions of shares of our common stock in connection with the satisfaction by us of our obligations under any employee benefit plans,

    . as a result of a reclassification of our capital stock or the exchange or conversion of one class or series of our capital stock for another class or series of our capital stock or

    . the purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged,

   or make any guarantee payments with respect to the above, and

  . we will not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) which rank on an equal basis with or junior to those subordinated debt securities.

   If subordinated debt securities are issued to a trust or a trustee of that trust in connection with the issuance of trust securities by the trust and we have given notice of our election to defer payments of interest on the subordinated debt securities by extending the interest payment period as provided in the indenture and the period, or any extension of it, is continuing, then:

  . we will not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase or make a liquidation payment with respect to, any of our capital stock, and

  . we will not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) which rank equal or junior to the subordinated debt securities.

   If subordinated debt securities are issued to a trust or a trustee of that trust in connection with the issuance of trust securities of that trust, for so long as the trust securities remain outstanding, we covenant:

  . to directly or indirectly maintain 100 percent ownership of the common securities of the trust, but any permitted successor of ours under the indenture may succeed to our ownership of the common securities;

  . to use our reasonable efforts to cause the trust (a) to remain a statutory business trust, except in connection with the distribution of subordinated debt securities to the holders of trust securities in liquidation of the trust, the redemption of all of the trust securities of the trust, or certain mergers, consolidations or amalgamations, each as permitted by the declaration of the trust, and (b) to otherwise continue not to be classified as an association taxable as a corporation or partnership for United States federal income tax purposes; and

  . to use our reasonable efforts to cause each holder of trust securities to be treated as owning an undivided beneficial interest in the subordinated debt securities.

 Limitation on Mergers and Sales of Assets

   We will not consolidate with, or merge into, any corporation or convey or transfer our properties and assets substantially as an entirety to any person or entity unless the successor entity is a corporation organized under the laws of the United States or any state or the District of Columbia and expressly assumes our obligations under the subordinated debt indenture.

 Events of Default, Waiver and Notice

   The subordinated debt indenture provides that any of the following events constitutes an "Event of Default" with respect to each series of subordinated debt securities:

  . default for 30 days in payment of any interest on the subordinated debt securities of that series, including any additional interest, when due; provided that a valid extension of the interest payment period by us does not constitute a default in the payment of interest for this purpose;

  . default in payment of principal and premium, if any, on the subordinated debt securities of that series when due either at maturity, upon redemption, by declaration or otherwise; provided that a valid extension of the maturity of the subordinated debt securities of that series does not constitute a default for this purpose;

  . default by us in the performance of any other of the covenants or agreements in the subordinated debt indenture which continues for a period of 90 days after notice;

  .  certain events of bankruptcy, insolvency or reorganization; or

  . if subordinated debt securities are issued to a trust or a trustee of the trust in connection with the issuance of trust securities by the trust, the voluntary or involuntary dissolution, winding-up or termination of the trust, except in connection with the distribution of subordinated debt securities to the holders of trust securities in liquidation of the trust, the redemption of all of the trust securities of the trust, or certain mergers, consolidations or amalgamations, each as permitted by the declaration of the trust.

   The subordinated debt indenture provides that the trustee may withhold notice to the holders of a series of subordinated debt securities (except in payment of principal or of interest or premium on the subordinated debt securities) if the trustee considers it in the interest of such holders to do so.

   The subordinated debt indenture provides that if an Event of Default on any series of subordinated debt securities occurs, either the trustee or the holders of 25 percent in principal amount of the subordinated debt securities of that series then outstanding may declare the principal of all subordinated debt securities of that series due and payable immediately.

   The holders of a majority in principal amount of the subordinated debt securities of any and all series affected and then outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the trustee under the subordinated debt indenture, provided that the holders of the subordinated debt securities have offered to the debt trustee reasonable indemnity against expenses and liabilities. In accordance with the subordinated debt indenture, we must file annually with the trustee a certificate as to the absence of certain defaults under the subordinated debt indenture.

 Modification of the Indenture

   Under the subordinated debt indenture, we and the trustee may, with the consent of the holders of at least a majority in principal amount of the subordinated debt securities of all series affected by the modification then outstanding, modify the subordinated debt indenture or any supplemental indenture or the rights of the holders of the subordinated debt securities. However, no such modification can:

  .  extend the fixed maturity of any subordinated debt security,

  . reduce its principal amount (including in the case of a discounted subordinated debt security the amount payable upon acceleration or the amount provable in bankruptcy) or any redemption premium on it,

  .  reduce the rate or extend the time of payment of interest,

  . make the principal of, or interest or premium on, the subordinated debt securities payable in any coin or currency other than that provided in the subordinated debt securities, or

  . impair or affect the right of any holder of subordinated debt securities to institute suit for payment or the right of prepayment, if any, at the option of the holder,

   each without the consent of the holder of each subordinated debt security so affected, or

  . reduce the above percentage of subordinated debt securities the consent of the holders of which is required for any such modification without the consent of the holders of each subordinated debt security affected.

 Defeasance and Discharge

   Under the subordinated debt indenture, we, at our option:

  . will be discharged from obligations in respect of the subordinated debt securities of a series (except for certain obligations to register the transfer or exchange of subordinated debt securities, replace stolen, lost or mutilated subordinated debt securities, maintain paying agencies and hold moneys for payment in trust) or

  . need not comply with certain restrictive covenants of the subordinated debt indenture (including those described here),

in each case if we deposit, in trust with the trustee or the defeasance agent, money or U.S. government obligations which through the payment of interest and principal will provide money, sufficient to pay all the principal (including any mandatory sinking fund payments) of, and interest and premium, if any, on, the subordinated debt securities of that series on the due dates of the subordinated debt securities.

   To exercise the above option, we must deliver to the trustee and the defeasance agent, if any, an opinion of counsel that:

  . the deposit and related defeasance would not cause the holders of the subordinated debt securities of that series to recognize income, gain or loss for federal income tax purposes and, in the case of a discharge pursuant to the first bullet point above, the opinion will be accompanied by a private letter ruling to that effect from the IRS or a revenue ruling concerning a comparable form of transaction to that effect published by the IRS, and

  . if listed on any national securities exchange, the subordinated debt securities would not be delisted from that exchange as a result of the exercise of the option.

 Governing Law

   The subordinated debt indenture and the subordinated debt securities will be governed by, and construed in accordance with, the laws of New York State.

 The Trustee

   We may have normal banking relationships with The Bank of New York in the ordinary course of business.

                       DESCRIPTION OF SECURITIES WARRANTS

General

   We may issue warrants to purchase securities or other securities or rights of ours (including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies or indices) or securities of other issuers or any combination of the foregoing. Warrants may be issued independently or together with any securities and may be attached to or separate from such securities. Each series of warrants will be issued under a separate warrant agreement (each a "Warrant Agreement") to be entered into between us and a warrant agent ("Warrant Agent"). The following sets forth certain general terms and provisions of the warrants offered hereby. Further terms of the warrants and the applicable warrant Agreement are set forth in the applicable Prospectus Supplement.

   The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

  .  the title of such warrants;

  .  the aggregate number of such warrants;

  .  the price or prices at which such warrants will be issued;

  . the currency or currencies, including composite currencies, in which the price of such warrants may be payable;

  . the securities or other securities or rights of ours (including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies or indices) or securities of other issuers or any combination of the foregoing purchasable upon exercise of such warrants;

  . the price at which and the currency or currencies, including composite currencies, in which the securities purchasable upon exercise of such warrants may be purchased;

  . the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

  . if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

  . if applicable, the designation and terms of the securities with which such warrants are issued and the number of such Warrants issued with each such Security;

  . if applicable, the date on and after which such warrants and the related securities will be separately transferable;

  .  information with respect to book-entry procedures, if any;

  . if applicable, a discussion of certain United States Federal income tax considerations; and

  . any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

                 DESCRIPTION OF THE TRUST PREFERRED SECURITIES

General

   Each trust may issue only one series of trust preferred securities, the terms of which will be described in the applicable prospectus supplement. The declaration of each trust authorizes the regular trustees of the trust to issue one series of trust preferred securities. The declaration will be qualified as an indenture under the Trust Indenture Act. The trust preferred securities will have the terms, including distributions, redemption, voting, liquidation rights and other preferred, deferred or other special rights or restrictions as are described in the declaration or made part of the declaration by the Trust Indenture Act. These terms will mirror the terms of the subordinated debt securities held by the trust and described in the applicable prospectus supplement. You should read the prospectus supplement relating to the trust preferred securities of the trust for specific terms, including:

  .  the distinctive designation of the trust preferred securities;

  .  the number of trust preferred securities issued by the trust;

  . the annual distribution rate (or method of determining that rate) for trust preferred securities issued by the trust and the date or dates upon which distributions will be payable, except that distributions on the trust preferred securities will be payable on a periodic basis to holders of the trust preferred securities as of a record date in each period during which the trust preferred securities are outstanding;

  . whether distributions on trust preferred securities issued by the trust will be cumulative, and, in the case of trust preferred securities that have cumulative distribution rights, the date or dates or method of determining the date or dates from which distributions on trust preferred securities issued by that trust will be cumulative;

  . the amount or amounts that will be paid out of the assets of the trust to the holders of trust preferred securities of the trust upon voluntary or involuntary dissolution, winding-up or termination of the trust;

  . the obligation, if any, of the trust to purchase or redeem trust preferred securities issued by the trust and the price or prices at which, the period or periods within which, and the terms and conditions upon which, trust preferred securities issued by the trust will be purchased or redeemed, in whole or in part, pursuant to that obligation;

  . the voting rights, if any, of trust preferred securities issued by the trust in addition to those required by law, including the number of votes per trust preferred security and any requirement for the approval by the holders of trust preferred securities, or of trust preferred securities issued by one or more trusts, or of both, as a condition to specified action or amendments to the declaration of that trust;

  . the terms and conditions, if any, upon which the subordinated debt securities may be distributed to holders of trust preferred securities;

  . if applicable, any securities exchange upon which the trust preferred securities will be listed; and

  . any other relevant rights, preferences, privileges, limitations or restrictions of trust preferred securities issued by the trust not inconsistent with the declaration of the trust or with applicable law.

   We will guarantee all trust preferred securities offered by this prospectus to the extent set forth under "Description of the Trust Preferred Securities Guarantees," beginning below on this page. You should review carefully any prospectus supplement relating to the trust preferred securities for a description of certain United States federal income tax considerations applicable to that offering of the trust preferred securities.

   In connection with the issuance of trust preferred securities, each trust will issue one series of common securities. The declaration of each trust authorizes the regular trustees of that trust to issue one series of common securities that have the terms, including distributions, redemption, voting, liquidation rights or other restrictions, that are described in the declaration. The terms of the common securities issued by a trust will be substantially identical to the terms of the trust preferred securities issued by that trust and the common securities will rank equally, and payments will be made on them proportionately, with the trust preferred securities except that, upon an event of default under the declaration, the rights of the holders of the common securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the trust preferred securities. Except in certain limited circumstances, the common securities will also carry the right to vote to appoint, remove or replace any of the trustees of a trust. Phillips will own, directly or indirectly, all of the common securities of each trust.

Enforcement of Certain Rights by Holders of Trust Preferred Securities

   If an event of default under the declaration of one of the trusts occurs, then the holders of trust preferred securities of that trust would rely on the enforcement by the institutional trustee of its rights as a holder of the applicable series of subordinated debt securities against us. In addition, the holders of a majority in liquidation amount of the trust preferred securities of that trust may direct the time, method and place of conducting any proceeding for any remedy available to the institutional trustee or direct the exercise of any trust or power conferred on the institutional trustee under the applicable declaration, including the right to direct the institutional trustee to exercise the remedies available to it as a holder of the subordinated debt securities. If the institutional trustee does not enforce its rights under the applicable series of subordinated debt securities, a holder of trust preferred securities may institute a legal proceeding directly against us to enforce the institutional trustee's rights under the applicable series of subordinated debt securities without first instituting any legal proceeding against the institutional trustee or any other person or entity.

   Notwithstanding the above, if an event of default under the applicable declaration occurs and that event is attributable to our failure to pay interest or principal on the applicable series of subordinated debt securities on the applicable due date (or in the case of redemption, on the redemption date), then a holder of trust preferred securities of that trust may directly institute a proceeding for enforcement of payment on the subordinated debt securities having a principal amount equal to the aggregate liquidation amount of the trust preferred securities of that holder on or after the respective due date specified in the applicable series of subordinated debt securities. In connection with such a direct action, we will be subrogated to the rights of the holder of trust preferred securities under the applicable declaration to the extent of any payment we make to that holder in such a direct action.

            DESCRIPTION OF THE TRUST PREFERRED SECURITIES GUARANTEES

   Set forth below is a summary of information concerning the trust preferred securities guarantees which we will execute and deliver for the benefit of the holders of trust preferred securities. Each guarantee will be qualified as an indenture under the Trust Indenture Act. The Bank of New York will act as indenture trustee under each guarantee for purposes of the Trust Indenture Act. The terms of each guarantee will be set forth in the guarantee and made part of the guarantee by the Trust Indenture Act.

   Because the following is only a summary of the guarantee, it does not contain all of the information that you may find useful. For more information, you should read the form of guarantee, which is filed as an exhibit to the Registration Statement of which this prospectus forms a part. Each guarantee will be held by the guarantee trustee for the benefit of the holders of the trust preferred securities of the applicable trust.

General

   Pursuant to each guarantee, we will irrevocably and unconditionally agree to pay in full, to the holders of the trust preferred securities issued by a trust, the guarantee payments (described below) (except to the extent paid by that trust), as and when due, regardless of any defense, right of set-off or counterclaim which that trust may have or assert. The following payments with respect to trust preferred securities issued by a trust to the extent not paid by that trust are called guarantee payments, and will be subject to the guarantee (without duplication):

  . any accrued and unpaid distributions that must be paid on the trust preferred securities, to the extent the trust has funds available;

  . the redemption price, including all accrued and unpaid distributions, to the extent the trust has funds available, with respect to any trust preferred securities called for redemption by that trust; and

  . upon a voluntary or involuntary dissolution, winding-up or termination of the trust (other than in connection with the distribution of subordinated debt securities to the holders of trust preferred securities or the redemption of all of the trust preferred securities), the lesser of:

    . the aggregate of the liquidation amount and all accrued and unpaid distributions on the trust preferred securities to the date of payment, to the extent the trust has funds available and

    . the amount of assets of the trust that remain available for distribution to holders of the trust preferred securities in liquidation of the trust.

   The redemption price and liquidation amount will be fixed at the time the trust preferred securities are issued. we may satisfy our obligation to make a guarantee payment by directly paying the holders of trust preferred securities or by causing the applicable trust to pay the holders.

   Each guarantee will not apply to any payment of distributions except to the extent the trust has funds available. If we do not make interest payments on the subordinated debt securities purchased by a trust, the trust will not be able to pay distributions on the trust preferred securities issued by it. See "Description of the Debt Securities--Certain Terms of the Subordinated Debt Securities--Certain Covenants of Phillips" beginning on page 10. The guarantee, when taken together with our obligations under the subordinated debt securities, the subordinated debt indenture and the declaration, including its obligations to pay costs, expenses, debts and liabilities of the trust (other than with respect to the trust's securities), will provide a full and unconditional guarantee on a subordinated basis by us of payments due on the trust preferred securities.

   We have also agreed separately to irrevocably and unconditionally guarantee the obligations of the trusts with respect to the common securities to the same extent as the guarantees, except that upon an event of default under the subordinated debt indenture, holders of trust preferred securities will have priority over holders of common securities with respect to distributions and payments on liquidation, redemption or otherwise.

Certain Covenants of Phillips

   In each guarantee, we will covenant that, so long as any trust preferred securities issued by the applicable trust remain outstanding, if there is an event of default under that guarantee or the declaration of that trust, then:

  . we will not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase or make liquidation payment with respect to, any of our capital stock, other than

    . purchases or acquisitions of shares of our common stock in connection with the satisfaction by us of our obligations under any employee benefit plans or the satisfaction by us of our obligations pursuant to any contract or security requiring us to purchase shares of our common stock,

    . as a result of a reclassification of our capital stock or the exchange or conversion of one class or series of our capital stock for another class or series of our capital stock, or

    . the purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged,

   or make any guarantee payments with respect to the above, and

  . we will not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) issued by us which rank equally with or junior to such subordinated debt securities.

Modification of the Trust Preferred Securities Guarantees; Assignment

   Except with respect to any changes that do not adversely affect the rights of holders of trust preferred securities (in which case no vote will be required), each guarantee may be amended only with the prior approval of the holders of at least a majority in liquidation amount of the outstanding trust preferred securities issued by the applicable trust. The manner of obtaining the approval of holders of trust preferred securities will be set forth in an accompanying prospectus supplement. All guarantees and agreements contained in a guarantee will bind our successors, assigns, receivers, trustees and representatives and will inure to the benefit of the holders of the trust preferred securities of the applicable Phillips trust then outstanding.

Termination

   Each guarantee will terminate as to the trust preferred securities issued by the applicable trust:

  . upon full payment of the redemption price of all trust preferred securities of the trust,

  . upon distribution of the subordinated debt securities held by the trust to the holders of the trust preferred securities, or

  . upon full payment of the amounts payable in accordance with the declaration of the trust upon liquidation of the trust.

   Each guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of trust preferred securities issued by the applicable trust must restore payment of any sums paid under the trust preferred securities or the guarantee.

Events of Default

   An event of default under a guarantee will occur if we fail to perform any of its payment or other obligations under it.

   The holders of a majority in liquidation amount of the trust preferred securities relating to the guarantee may direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee in respect of the guarantee or to direct the exercise of any trust or power conferred on that trustee under those trust preferred securities. If that trustee fails to enforce the guarantee, any holder of trust preferred securities relating to that guarantee may institute a legal proceeding directly against us to enforce the guarantee trustee's rights under the guarantee, without first instituting a legal proceeding against the relevant trust, that trustee or any other person or entity.

   Notwithstanding the above, if we fail to make a guarantee payment, a holder of trust preferred securities may directly institute a proceeding against us for enforcement of the guarantee for that payment. We waive any right or remedy to require that any action be brought first against the trust or any other person or entity before proceeding directly against us.

   The guarantee trustee, before the occurrence of a default with respect to a guarantee, performs only the duties specifically set forth in the guarantee and, after default, will exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to the above, the guarantee trustee is under no obligation to exercise any of the powers vested in it by a guarantee at the request of any holder of trust preferred securities, unless offered reasonable indemnity against the costs, expenses and liabilities which might be incurred.

Status of the Trust Preferred Securities Guarantees

   The guarantees will constitute unsecured obligations of ours and will rank:

  .  subordinate and junior in right of payment to all our other liabilities,

  . equally with the most senior preferred or preference stock now or later issued by us and with any guarantee now or later entered into by us in respect of any preferred or preference stock of any affiliate of ours, and

  .  senior to our common stock.

   The terms of the trust preferred securities provide that each holder of trust preferred securities issued by an applicable trust agrees to the subordination provisions and other related terms of the guarantee.

   The guarantees will constitute a guarantee of payment and not of collection. That is, the guaranteed party may institute a legal proceeding directly against the guarantor to enforce its rights under the guarantee without instituting a legal proceeding against any other person or entity.

Information Concerning the Trust Preferred Securities Guarantee Trustee

   We and certain of our affiliates maintain banking relationships with the guarantee trustee.

Governing Law

   The guarantees will be governed by and construed in accordance with the laws of New York State.

                        EFFECT OF OBLIGATIONS UNDER THE
                 SUBORDINATED DEBT SECURITIES AND THE GUARANTEE

   As set forth in the declaration of each trust, the sole purpose of each trust is to issue securities evidencing undivided beneficial interests in the assets of that trust, and to invest the proceeds from that issuance and sale in the subordinated debt securities.

   As long as payments of interest and other payments are made when due on the subordinated debt securities, those payments will be enough to cover distributions and payments due on a trust's securities because of the following factors:

  . the aggregate principal amount of subordinated debt securities will be equal to the sum of the aggregate stated liquidation amount of the trust's securities;

  . the interest rate and the interest and other payment dates on the subordinated debt securities will match the distribution rate and distribution and other payment dates for the trust preferred securities;

  . we will pay, and the applicable trust will not be obligated to pay, directly or indirectly, all costs, expenses, debt and obligations of the applicable trust (other than with respect to the trust securities); and

  . the declaration provides that the trustees will not take or cause or permit the applicable trust to, among other things, engage in any activity that is not consistent with the purposes of the applicable trust.

   We guarantee all payments of distributions (to the extent funds are available) and other payments due on the trust preferred securities (to the extent funds are available) as set forth under "Description of the Trust Preferred Securities Guarantees" beginning on page 15. If we do not make interest payments on the subordinated debt securities purchased by the applicable trust, the trust will not have enough funds to pay distributions on the trust preferred securities.

   The guarantee does not apply to any payment of distributions unless and until the applicable trust has enough funds to pay any distributions. The guarantee covers the payment of distributions and other payments on the trust preferred securities only if and to the extent that we have made a payment of interest or principal on the subordinated debt securities held by the applicable trust as its sole asset.

   The guarantee, when taken together with our obligations under the subordinated debt securities and the subordinated debt indenture and our obligations under the declaration, including our obligations to pay costs, expenses, debts and liabilities of the applicable trust (other than with respect to the trust securities), provides a full and unconditional guarantee of amounts on the trust preferred securities.

   If we fail to make interest or other payments on the subordinated debt securities when due (taking account of any extension period), the declaration provides a mechanism whereby the holders of the trust preferred securities, using the procedures described in "Certain Terms of the Trust Preferred Securities--Book-Entry Only Issuance--The Depository Trust Company" and "-- Voting Rights" in any accompanying prospectus supplement, may direct the institutional trustee to enforce its rights under the subordinated debt securities. If the institutional trustee fails to enforce its rights under the subordinated debt securities, a holder of trust preferred securities may institute a legal proceeding against us to enforce the institutional trustee's rights under the subordinated debt securities without first instituting any legal proceeding against the institutional trustee or any other person or entity.

   Notwithstanding the above, if an event of default under the declaration has occurred and is attributable to our failure to pay interest or principal on the subordinated debt securities on the applicable due date (or in the case of redemption on the redemption date), then a holder of trust preferred securities may institute a direct action for payment on or after the respective due date specified in the subordinated debt securities. In connection with such a direct action, we will be subrogated to the rights of that holder of trust preferred securities under the declaration to the extent of any payment made by us to that holder in the direct action.

   We acknowledge, under the guarantee, that the guarantee trustee will enforce the guarantee on behalf of the holders of the trust preferred securities. If we fail to make payments under the guarantee, the guarantee provides a mechanism whereby the holders of the trust preferred securities may direct the trustee to enforce its rights. Any holder of trust preferred securities may institute a legal proceeding directly against us to enforce that trustee's rights under the guarantee without first instituting a legal proceeding against the applicable trust, that trustee, or any other person or entity.

   We and each of the trusts believe that the above mechanisms and obligations, taken together, provide a full and unconditional guarantee by Phillips of payments due on the trust preferred securities. See "Description of the Trust Preferred Securities--General" beginning on page 14.

                         DESCRIPTION OF PREFERRED STOCK

   The following description sets forth certain general terms and provisions of the preferred stock to which any prospectus supplement may relate. The prospectus supplement relating to any series of the preferred stock being offered will describe certain terms of that series of preferred stock. If so indicated in the prospectus supplement, the terms of that particular series of preferred stock may differ from the terms set forth below.

   The descriptions of the preferred stock set forth below and in any prospectus supplement are summaries only and do not contain all of the information that you may find useful. For more information, you should read the certificate of designations relating to the particular series of the preferred stock, which will be filed with the SEC promptly after the offering of that series of preferred stock.

General

   Under our restated certificate of incorporation, our Board of Directors is authorized, without further stockholder action, to provide for the issuance of up to 300,000,000 shares of preferred stock, with or without par value, in one or more series, with the voting powers and designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions, set forth in resolutions providing for the issuance adopted by the board or a duly authorized committee of the Board. We may amend our restated certificate of incorporation to increase the number of authorized shares of preferred stock in the manner provided in its certificate of incorporation and the Delaware General Corporation Law.

   The preferred stock will have the dividend, liquidation, redemption, voting and conversion rights set forth in the prospectus supplement relating to a particular series of the preferred stock. You should review the applicable prospectus supplement for specific terms, including:

  . the title and liquidation preference per share of the preferred stock of that series and the number of shares offered;

  .  the price at which the preferred stock of that series will be issued;

  . the dividend rate (or method of calculation), the dates on which dividends will be payable, whether such dividends will be cumulative or noncumulative and, if cumulative, the dates from which dividends will begin to accumulate;

  . any redemption or sinking fund provisions of the preferred stock of that series;

  .  any conversion provisions of the preferred stock of that series;

  . whether we have elected to offer depositary shares with respect to the preferred stock of that series as described below under "Description of Depositary Shares";

  .  the voting rights, if any, of the preferred stock of that series; and

  . any additional dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions of the preferred stock of that series.

   The preferred stock will, when issued, be fully paid and nonassessable. Unless otherwise specified in the prospectus supplement relating to a particular series of the preferred stock, each series of the preferred stock will rank equally as to dividends and distributions in the event of a liquidation with any outstanding preferred stock of ours and each other series of the preferred stock.

                        DESCRIPTION OF DEPOSITARY SHARES

   The description set forth below and in any prospectus supplement of certain provisions of any deposit agreement and any related depositary shares and depositary receipts summarizes the material terms of that deposit agreement and of the depositary shares and depositary receipts. This summary does not contain all of the information that you may find useful. For more information, please review the form of deposit agreement and form of depositary receipts relating to each series of the preferred stock, which will be filed with the SEC promptly after the offering of that series of preferred stock.

General

   We may elect to have shares of preferred stock represented by depositary shares. The shares of any series of the preferred stock underlying the depositary shares will be deposited under a separate deposit agreement between us and a bank or trust company we select. The prospectus supplement relating to a series of depositary shares will set forth the name and address of this preferred stock depositary. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, proportionately, to all the rights, preferences and privileges of the preferred stock represented by such depositary share (including dividend, voting, redemption, conversion, exchange and liquidation rights).

   The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement, each of which will represent the applicable interest in a number of shares of a particular series of the preferred stock described in the applicable prospectus supplement.

   A holder of depositary shares will be entitled to receive the shares of preferred stock (but only in whole shares of preferred stock) underlying those depositary shares. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the whole number of shares of preferred stock to be withdrawn, the depositary will deliver to that holder at the same time a new depositary receipt for the excess number of depositary shares.

Dividends and Other Distributions

   The preferred stock depositary will distribute all cash dividends or other cash distributions in respect of the preferred stock to the record holders of depositary receipts in proportion, insofar as possible, to the number of depositary shares owned by those holders.

   If there is a distribution other than in cash in respect of the preferred stock, the preferred stock depositary will distribute property received by it to the record holders of depositary receipts in proportion, insofar as possible, to the number of depositary shares owned by those holders, unless the preferred stock depositary determines that it is not feasible to make such a distribution. In that case, the preferred stock depositary may, with our approval, adopt any method that it deems equitable and practicable to effect the distribution, including a public or private sale of the property and distribution of the net proceeds from the sale to the holders.

   The amount distributed in any of the above cases will be reduced by any amount we or the preferred stock depositary are required to withhold on account of taxes.

Conversion and Exchange

   If any preferred stock underlying the depositary shares is subject to provisions relating to its conversion or exchange as set forth in an applicable prospectus supplement, each record holder of depositary shares will have the right or obligation to convert or exchange those depositary shares pursuant to those provisions.

Redemption of Depositary Shares

   Whenever we redeem a share of preferred stock held by the preferred stock depositary, the preferred stock depositary will redeem as of the same redemption date a proportionate number of depositary shares representing the shares of preferred stock that were redeemed. The redemption price per depositary share will be equal to the aggregate redemption price payable with respect to the number of shares of preferred stock underlying the depositary shares. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or proportionately as we may determine.

   After the date fixed for redemption, the depositary shares called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary shares will cease, except the right to receive the redemption price.

Voting

   Upon receipt of notice of any meeting at which the holders of any shares of preferred stock underlying the depositary shares are entitled to vote, the preferred stock depositary will mail the information contained in the notice to the record holders of the depositary receipts. Each record holder of the depositary receipts on the record date (which will be the same date as the record date for the preferred stock) may then instruct the preferred stock depositary as to the exercise of the voting rights pertaining to the number of shares of preferred stock underlying that holder's depositary shares. The preferred stock depositary will try to vote the number of shares of preferred stock underlying the depositary shares in accordance with the instructions, and we will agree to take all reasonable action which the preferred stock depositary deems necessary to enable the preferred stock depositary to do so. The preferred stock depositary will abstain from voting the preferred stock to the extent that it does not receive specific written instructions from holders of depositary receipts representing the preferred stock.

Record Date

   Whenever

  . any cash dividend or other cash distribution becomes payable, any distribution other than cash is made, or any rights, preferences or privileges are offered with respect to the preferred stock, or

  . the preferred stock depositary receives notice of any meeting at which holders of preferred stock are entitled to vote or of which holders of preferred stock are entitled to notice, or of the mandatory conversion of or any election by us to call for the redemption of any preferred stock, the preferred stock depositary will in each instance fix a record date (which will be the same as the record date for the preferred stock) for the determination of the holders of depositary receipts:

  . who will be entitled to receive dividend, distribution, rights, preferences or privileges or the net proceeds of any sale, or

  . who will be entitled to give instructions for the exercise of voting rights at any such meeting or to receive notice of the meeting or the redemption or conversion, subject to the provisions of the deposit agreement.

Amendment and Termination of the Deposit Agreement

   We and the preferred stock depositary may at any time agree to amend the form of depositary receipt and any provision of the deposit agreement.

   However, any amendment that materially and adversely alters the rights of holders of depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The deposit agreement may be terminated by us or by the preferred stock depositary only if all outstanding shares have been redeemed or if a final distribution in respect of the underlying preferred stock has been made to the holders of the depositary shares in connection with the liquidation, dissolution or winding up of Phillips.

Charges of Preferred Stock Depositary

   We will pay all charges of the preferred stock depositary including charges in connection with the initial deposit of the preferred stock, the initial issuance of the depositary receipts, the distribution of information to the holders of depositary receipts with respect to matters on which preferred stock is entitled to vote, withdrawals of the preferred stock by the holders of depositary receipts or redemption or conversion of the preferred stock, except for taxes (including transfer taxes, if any) and other governmental charges and any other charges expressly provided in the deposit agreement to be at the expense of holders of depositary receipts or persons depositing preferred stock.

Miscellaneous

   Neither we nor the preferred stock depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing any obligations under the deposit agreement. The obligations of the preferred stock depositary under the deposit agreement are limited to performing its duties under the agreement without negligence or bad faith. Our obligations under the deposit agreement are limited to performing our duties in good faith. Neither we nor the preferred stock depositary is obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We and the preferred stock depositary may rely on advice of or information from counsel, accountants or other persons that they believe to be competent and on documents that they believe to be genuine.

   The preferred stock depositary may resign at any time or be removed by us, effective upon the acceptance by its successor of its appointment. If we have not appointed a successor preferred stock depositary and the successor depositary has not accepted its appointment within 60 days after the preferred stock depositary delivered a resignation notice to us, the preferred stock depositary may terminate the deposit agreement. See "Amendment and Termination of the Deposit Agreement" above.

                    DESCRIPTION OF STOCK PURCHASE CONTRACTS
                            AND STOCK PURCHASE UNITS

   We may issue stock purchase contracts representing contracts obligating holders to purchase from us and us to sell to the holders a specified number of shares of common stock or preferred stock at a future date or dates. The price per share of common stock or preferred stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts.

   The stock purchase contracts may be issued separately or as a part of units, often known as stock purchase units, consisting of a stock purchase contract and either

  .  senior debt securities, subordinated debt securities

  .  debt obligations of third parties including U.S. Treasury securities, or

  .  trust preferred securities of a trust,

securing the holder's obligations to purchase the common stock or preferred stock under the stock purchase contracts. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations in a specified manner and in certain circumstances we may deliver newly issued prepaid stock purchase contracts, often known as prepaid securities, upon release to a holder of any collateral securing each holder's obligations under the original stock purchase contract.

   The applicable prospectus supplement will describe the terms of any stock purchase contracts or stock purchase units and, if applicable, prepaid securities. The description in the prospectus supplement will not contain all of the information that you may find useful. For more information, you should review the stock purchase contracts, the collateral arrangements and depositary arrangements, if applicable, relating to such stock purchase contracts or stock purchase units and, if applicable, the prepaid securities and the document pursuant to which the prepaid securities will be issued, which will be filed with the SEC promptly after the offering of such stock purchase contracts or stock purchase units and, if applicable, prepaid securities.

                          DESCRIPTION OF COMMON STOCK

   The following summary does not contain all of the information that you may find useful. For more information, you should review the applicable provisions of the Delaware General Corporation Law and our restated certificate of incorporation.

   General. We are authorized to issue up to 500,000,000 shares of common stock. At June 16, 1999, we had 306,380,511 shares of common stock issued (including 24,493,181 shares held in our treasury) of which 29,125,863 shares of common stock were held by the Compensation and Benefits Plan Trust for issuance under various employee or non-employee director incentive, compensation and option plans.

   Dividends. Holders of common stock will receive dividends when, as and if declared by the Board of Directors out of legally available funds, subject to the rights of holders of preferred stock.

   Voting Rights. Subject to the rights, if any, of the holders of any series of preferred stock, all voting rights are vested in the holders of shares of common stock, each share being entitled to one vote on all matters presented for a vote, including the election of directors. Holders of shares of common stock have non-cumulative voting rights, which means that the holders of more than 50 percent of the shares voting for the election of directors can elect 100 percent of the directors, and, in that event, the holders of the remaining shares voting for the election of directors will not be able to elect any directors.

   Rights Upon Liquidation. In the event of our voluntary or involuntary liquidation, dissolution or winding up, after there have been paid to or set aside for the holders of all series of preferred stock the full preferential amounts to which such holders are entitled, the holders of common stock will be entitled to share equally and ratably in any assets remaining after the payment of all of our debts and liabilities.

   Preferred Share Purchase Rights. We have outstanding one preferred share purchase right for each outstanding share of common stock. Each such right entitles the registered holder to purchase from us one one-hundredth of a share of Series B Junior Participating Preferred Stock, par value $1.00 per share, at a price of $75 per one one-hundredth of a share of Series B Junior Participating Stock, subject to adjustment, or to purchase shares of common stock or the stock of an acquiring company at a discount in the event that any person or group of affiliated persons acquires beneficial ownership of 20 percent or more of our outstanding common stock.

   Shares of Series B Junior Participating Stock purchasable upon exercise of the preferred share purchase rights will not be redeemable. Each share of Series B Junior Participating Stock will be entitled, when, as and if declared, to a minimum preferential quarterly dividend payment of $1 per share but will be entitled to an aggregate dividend of 100 times the dividend declared per share of common stock. In the event of liquidation, the holders of the Series B Junior Participating Stock will be entitled to a minimum preferential liquidation payment of $100 per share (plus any accrued but unpaid dividends) but will be entitled to an aggregate payment of 100 times the payment made per share of common stock. Each share of Series B Junior Participating Stock will have 100 votes, voting together with the common stock. Finally, in the event of any merger, consolidation or other transaction in which shares of common stock are converted or exchanged, each share of Series B Junior Participating Stock will be entitled to receive 100 times the amount received per share of common stock. These rights are protected by customary antidilution provisions.

   Any time before the acquisition by a person or entity of the beneficial ownership of 20 percent or more of our outstanding common stock, our board of directors may redeem the preferred share purchase rights in whole, but not in part, at a price of $.01 per right. The redemption of the rights may be made effective at such time, on such basis and with such conditions as the board of directors in its sole discretion may establish. Immediately upon any redemption of the rights, the right to exercise the rights will terminate and the only right of the holders of rights will be to receive the redemption price.

   For so long as the rights are redeemable, we may, except with respect to the redemption price, amend the rights in any manner. After the rights are no longer redeemable, we may, except with respect to the redemption price, amend the rights in any manner that does not adversely affect the interests of holders of the rights.

   Until a right is exercised, the holder of the right, as such, will have no rights as a stockholder, including the right to vote or to receive dividends.

   Miscellaneous. The issued and outstanding shares of common stock are fully paid and non-assessable. Holders of shares of common stock have no preemptive rights. Holders of shares of common stock may not convert their shares into any other class of capital stock. ChaseMellon Shareholder Services LLC is the transfer agent, registrar and dividend disbursement agent for the common stock.

                              PLAN OF DISTRIBUTION

   We and/or one of its trusts may sell the securities offered in this prospectus in any of, or any combination of, the following ways: (i) directly to purchasers, (ii) through agents, (iii) through underwriters, and (iv) through dealers.

   We, any trust and/or any agent of either of them may directly solicit offers to purchase these securities. The applicable prospectus supplement will name any agent, who may be deemed to be an underwriter as that term is defined in the Securities Act of 1933, involved in the offer or sale of the securities in respect of which this prospectus is delivered, and will set forth any commissions payable by us to that agent. Unless otherwise indicated in the prospectus supplement, any such agency will be acting in a best efforts basis for the period of its appointment (ordinarily five business days or less). Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

   If we utilize an underwriter or underwriters in the sale, we will execute an underwriting agreement with such underwriters at the time of sale to them and will set forth in the applicable prospectus supplement the names of the underwriters and the terms of the transaction. The underwriters will use the prospectus supplement to make releases of the securities in respect of which this prospectus is delivered to the public.

   If we and/or any trust utilizes a dealer in the sale of the securities in respect of which this prospectus is delivered, we and/or the trust, as the case may be, will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. The prospectus supplement will set forth the name of the dealer and the terms of the transaction.

   Agents, underwriters, and dealers may be entitled under the relevant agreements to indemnification by us and/or any trust, as the case may be, against certain liabilities, including liabilities under the Securities Act of 1933.

   The applicable prospectus supplement will set forth the place and time of delivery for the securities in respect of which this prospectus is delivered.

                                 LEGAL MATTERS

   The validity of the securities offered by this prospectus (other than the trust preferred securities) and certain matters relating thereto will be passed upon for us by Robert C. Koch, Esq., Senior Counsel, and for the underwriters and certain purchasers by Davis Polk & Wardwell. Certain matters of Delaware law relating to the validity of the trust preferred securities will be passed upon on behalf of the trusts by Morris, Nichols, Arsht & Tunnell, special Delaware counsel to the trusts. Certain United States federal income taxation matters, as required, will be passed upon for us and the trusts by Simpson Thacher & Bartlett, special tax counsel to us and the trusts.

                                    EXPERTS

   Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 1998, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. Other Expenses of Issuance and Distribution

   The estimated expenses payable by Phillips in connection with the offering described in this Registration Statement (other than underwriting discounts and commissions) are as follows:

   SEC registration fee............................................... $222,400
   Printing and engraving expenses....................................   25,000
   Accounting fees and expenses.......................................   25,000
   Legal fees and expenses............................................   25,000
   Blue Sky fees and expenses.........................................    5,000
   Trustee's expenses.................................................   25,000
   Fees of rating agencies............................................   50,000
   Miscellaneous......................................................   12,600
                                                                       --------
     Total............................................................ $390,000
                                                                       ========

ITEM 15. Indemnification of Directors and Officers

   Article III, section 14 of the bylaws of Phillips, as amended, provides for indemnification of officers, directors and employees of Phillips to the extent authorized by the Delaware General Corporation Law. Pursuant to Section 145 of the Delaware General Corporation Law, Phillips generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. With respect to suits by or in the right of a corporation, however, indemnification is not available if such person is adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless the court determines that indemnification is appropriate. In addition, Phillips has the power to purchase and maintain insurance for such persons. The statute also expressly provides that the power to indemnify authorized thereby is not exclusive of any rights granted under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

   Pursuant to authority conferred by stockholders at Phillips' annual meeting on April 30, 1987, Phillips has entered into indemnity agreements with each of its directors. The indemnity agreements establish contract rights in favor of Phillips' directors and thus give them assurances that the indemnity provided would continue despite possible future changes or amendments to Phillips' bylaws or its restated certificate of incorporation. The indemnity agreements generally provide that the directors are entitled to indemnification to the fullest extent permitted by law against liabilities arising from any claims made against them arising from acts or omissions alleged to have been committed while acting as directors and solely because of their being directors.

   Also at Phillips' annual meeting on April 30, 1987, stockholders approved an amendment to Phillips' restated certificate of incorporation to eliminate the personal liability of each director of Phillips to Phillips or its shareholders for monetary damages for breach of fiduciary duty under certain circumstances. The amendment is consistent with amendments to the Delaware General Corporation Law effective July 1, 1986.

   In addition to the indemnification provision of Phillips' bylaws and the indemnity agreements, Phillips' directors and officers are covered by directors' and officers' liability insurance with a limit of $200 million, which insurance is subject to exclusions, deductibles and conditions.

   The above discussion of Phillips' bylaws, Section 145 of the Delaware General Corporation Law and Phillips' indemnity agreements with its directors is not intended to be exhaustive and is respectively qualified in its entirety by such bylaws, statute and agreements.

ITEM 16. Exhibits

   See Exhibit Index.

ITEM 17. Undertakings

   (a) The undersigned Registrants hereby undertake:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act"); (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement:

     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by Phillips pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (b) The undersigned Registrants hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of Phillips' annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrants pursuant to the foregoing provisions, or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   (d) The undersigned Registrants hereby undertake that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information contained in a form of prospectus filed by the Registrants pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, Phillips Petroleum Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bartlesville and State of Oklahoma on June 25, 1999.

                                          Phillips Petroleum Company

                                                     /s/ John A. Carrig
                                          By: ---------------------------------
                                                       John A. Carrig
                                                      Attorney-in-fact

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement or amendment thereto has been signed below by the following persons in the capacities indicated on June 25, 1999.

              Signature                            Title                      Date
              ---------                            -----                      ----
           /s/ W.W. Allen*             Chairman of the Board of           June 25, 1999
--------------------------------------  Directors and Chief Executive
              W.W. Allen                Officer (Principal Executive
                                        Officer)

           /s/ T.C. Morris*            Senior Vice President and          June 25, 1999
--------------------------------------  Chief Financial Officer
             T.C. Morris                (Principal Financial Officer)

          /s/ Rand C. Berney           Vice President and Controller      June 25, 1999
--------------------------------------  (Principal Accounting Officer)
            Rand C. Berney

           /s/ J.J. Mulva*             President and Chief Operating      June 25, 1999
-------------------------------------   Officer and Director
              J.J. Mulva

       /s/ Norman R. Augustine*        Director                           June 25, 1999
--------------------------------------
         Norman R. Augustine

          /s/ C.L. Bowerman*           Executive Vice President and       June 25, 1999
--------------------------------------  Director
            C.L. Bowerman

         /s/ David L. Boren*           Director                           June 25, 1999
--------------------------------------
            David L. Boren

     /s/ Robert E. Chappell, Jr.*      Director                           June 25, 1999
--------------------------------------
       Robert E. Chappell, Jr.

     /s/ Lawrence S. Eagleburger*      Director                           June 25, 1999
--------------------------------------
       Lawrence S. Eagleburger

              Signature                            Title                     Date
              ---------                            -----                     ----
         /s/ Larry D. Horner*          Director                          June 25, 1999
--------------------------------------
           Larry D. Horner

        /s/ Randall L. Tobias*         Director                          June 25, 1999
--------------------------------------
          Randall L. Tobias

      /s/ Victoria J. Tschinkel*       Director                          June 25, 1999
--------------------------------------
        Victoria J. Tschinkel

        /s/ Kathryn C. Turner*         Director                          June 25, 1999
--------------------------------------
          Kathryn C. Turner

          /s/ John A. Carrig
*By: ---------------------------------
   John A. Carrig, Attorney-in-fact

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, Phillips 66 Capital III, Phillips 66 Capital IV, Phillips 66 Capital V and Phillips 66 Capital VI certify that they have reasonable grounds to believe that they meet all of the requirements for filing on Form S-3 and that they have duly caused this Registration Statement or amendment thereto to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Bartlesville and State of Oklahoma on June 25, 1999.

                                          Phillips 66 Capital III

                                                      /s/ T.C. Morris
                                          By: ---------------------------------
                                                    T.C. Morris, Trustee

                                                     /s/ John A. Carrig
                                          By: ---------------------------------
                                                  John A. Carrig, Trustee

                                                       /s/ R.B. Gisi
                                          By: ---------------------------------
                                                     R.B. Gisi, Trustee

                                          Phillips 66 Capital IV

                                                      /s/ T.C. Morris
                                          By: ---------------------------------
                                                    T.C. Morris, Trustee

                                                     /s/ John A. Carrig
                                          By: ---------------------------------
                                                  John A. Carrig, Trustee

                                                       /s/ R.B. Gisi
                                          By: ---------------------------------
                                                     R.B. Gisi, Trustee

                                          Phillips 66 Capital V

                                                      /s/ T.C. Morris
                                          By: ---------------------------------
                                                    T.C. Morris, Trustee

                                                     /s/ John A. Carrig
                                          By: ---------------------------------
                                                  John A. Carrig, Trustee

                                                       /s/ R.B. Gisi
                                          By: ---------------------------------
                                                     R.B. Gisi, Trustee

                                          Phillips 66 Capital VI

                                                      /s/ T.C. Morris
                                          By: ---------------------------------
                                                    T.C. Morris, Trustee

                                                     /s/ John A. Carrig
                                          By: ---------------------------------
                                                  John A. Carrig, Trustee

                                                       /s/ R.B. Gisi
                                          By: ---------------------------------
                                                     R.B. Gisi, Trustee

                               INDEX TO EXHIBITS

  1-A   --Form of Underwriting Agreement (Debt) (incorporated by reference to Exhibit 1 to Phillips'
          Registration Statement No. 33-35859).
  1-B*  --Form of Underwriting Agreement (Equity).
  1-C   --Form of Underwriting Agreement (Preferred Securities) (incorporated by reference to Exhibit 1 to
          Phillips' Registration Statement No. 333-01209).
  1-D*  --Form of Underwriting Agreement (Stock Purchase Contracts).
  1-E*  --Form of Underwriting Agreement (Stock Purchase Units).
  1-F*  --Form of Underwriting Agreement (Warrants).
  3-A   --Restated Certificate of Incorporation of Phillips Petroleum Company (incorporated by reference to
          Exhibit 3(i) to Phillips' Annual Report on Form 10-K for the year ended December 31, 1995).
  3-B*  --Certificate of Designation for Preferred Stock.
  3-C   --Bylaws of Phillips Petroleum Company, as amended effective September 14, 1997 (incorporated by reference to Exhibit 3(ii) to Phillips' Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1998).
  4-A   --Senior Debt Securities Indenture dated as of September 15, 1990, between Phillips Petroleum
          Company and U.S. Bank Trust National Association, formerly First Trust National Association
          (formerly Continental Bank, National Association) (incorporated by reference to Exhibit 4(a) to
          Phillips' Annual Report on Form 10-K for the year ended December 31, 1996).
  4-B   --First Supplemental Senior Debt Securities Indenture dated May 23, 1991, between Phillips Petroleum
          Company and U.S. Bank Trust National Association (formerly First Trust U.S. Bank Trust National
          Association, formerly First Trust U.S. Bank Trust National Association, formerly First Trust
          Association) (incorporated by reference to Exhibit 4(b) to Phillips' Annual Report on Form 10-K
          for the year ended December 31, 1997).
  4-C   --Certificate of Trust of Phillips 66 Capital III (incorporated by reference to Exhibit 4-C to
          Phillips' Registration Statement No. 333-01209).
  4-D   --Certificate of Trust of Phillips 66 Capital IV (incorporated by reference to Exhibit 4-D to
          Phillips' Registration Statement No. 333-01209).
  4-E   --Certificate of Trust of Phillips 66 Capital V (incorporated by reference to Exhibit 4-E to
          Phillips' Registration Statement No. 333-53519).
  4-F   --Certificate of Trust of Phillips 66 Capital VI (incorporated by reference to Exhibit 4-F to
          Phillips' Registration Statement No. 333-53519).
  4-G   --Declaration of Trust of Phillips 66 Capital III (incorporated by reference to Exhibit 4-G to
          Phillips' Registration Statement No. 333-01209).
  4-H   --Declaration of Trust of Phillips 66 Capital IV (incorporated by reference to Exhibit 4-H to
          Phillips' Registration Statement No. 333-01209).
  4-I   --Declaration of Trust of Phillips 66 Capital V (incorporated by reference to Exhibit 4-I to
          Phillips' Registration Statement No. 333-53519).
  4-J   --Declaration of Trust of Phillips 66 Capital VI (incorporated by reference to Exhibit 4-J to
          Phillips' Registration Statement No. 333-53519).
  4-K   --Form of Amended and Restated Declaration of Trust for Phillips 66 Capital III (incorporated by reference to Exhibit 4-K to Amendment No. 1 to Phillips' Registration Statement on No. 333-01209).
  4-L   --Form of Amended and Restated Declaration of Trust for Phillips 66 Capital IV (incorporated by reference to Exhibit 4-L to Amendment No. 1 to Phillips' Registration Statement No. 333-01209).
  4-M   --Form of Amended and Restated Declaration of Trust for Phillips 66 Capital V (incorporated by reference to Exhibit 4-M to Phillips' Registration Statement No. 333-53519).
  4-N   --Form of Amended and Restated Declaration of Trust for Phillips 66 Capital VI (incorporated by reference to Exhibit 4-N to Phillips' Registration Statement No. 333-53519).

  4-O    --Form of Indenture between Phillips Petroleum Company and The Bank of New York, as Trustee dated as of May 23, 1996 (incorporated by reference to Exhibit 4-C to the Phillips' Registration Statement
           No. 333-01209).
  4-P    --Form of Supplemental Indenture to be used in connection with the issuance of Subordinated Debt
           Securities and Preferred Securities (incorporated by reference to Exhibit 4-N to Phillips'
           Registration Statement No. 333-01209).
  4-Q    --Form of Trust Preferred Security (included in 4-H--4-K above).
  4-R-1  --Form of Senior Debt Security (incorporated by reference to Exhibit 4(c) to Phillips Registration
           Statement No. 33-42239).
  4-R-2  --Form of Subordinated Debt Security (included in 4-P above).
  4-S    --Form of Guarantee with respect to Trust Preferred Securities issued by Phillips 66 Capital III
           (incorporated by reference to Exhibit 4-S to Amendment No. 1 to Phillips' Registration Statement
           No. 333-01209).
  4-T    --Form of Guarantee with respect to Trust Preferred Securities issued by Phillips 66 Capital IV
           (incorporated by reference to Exhibit 4-T to Amendment No. 1 to Phillips' Registration Statement
           No. 333-01209).
  4-U    --Form of Guarantee with respect to Trust Preferred Securities issued by Phillips 66 Capital V
           (incorporated by reference to Exhibit 4-U to Phillips' Registration Statement No. 333-53519).
  4-V    --Form of Guarantee with respect to Trust Preferred Securities issued by Phillips 66 Capital VI
           (incorporated by reference to Exhibit 4-V to Phillips' Registration Statement No. 333-53519).
  4-W    --Preferred Share Purchase Rights as described in the Rights Agreement dated as of July 10, 1989, between Phillips Petroleum Company and The Chase Manhattan Bank (formerly Chemical Bank)
           (incorporated by reference to Exhibit 4(c) to Phillips' Annual Report on Form 10-K for the year ended December 31, 1995).
  4-X    --First Amendment dated May 16, 1990, to the Rights Agreement dated July 10, 1989, between Phillips
           Petroleum Company and The Chase Manhattan Bank (formerly Chemical Bank) (incorporated by reference to Exhibit 4(d) to Phillips' Annual Report on Form 10-K for the year ended December 31, 1996).
  4-Y*   --Form of Supplemental Indenture to be used in connection with the issuance of Subordinated Debt
           Securities Convertible into Common Stock.
  4-Z*   --Form of Deposit Agreement for depository shares.
  4-AA*  --Form of Common Stock share certificate.
  4-BB*  --Form of Preferred Stock share certificate.
  4-CC*  --Form of Purchase Contract Agreement relating to Stock Purchase Contracts and Stock Purchase Units.
  4-DD*  --Form of Pledge Agreement for Stock Purchase Contracts and Stock Purchase Units.
  4-EE*  --Form of Warrant Agreement.
  4-FF*  --Form of Warrant Unit Agreement.
  5-A**  --Opinion of Robert C. Koch, Esq.
  5-B*   --Opinion of Morris, Nichols, Arsht & Tunnell.
  8-A*   --Opinion of Simpson Thacher & Bartlett.
 12      --Computation of Ratios of Earnings to Fixed Charges and Earnings to Combined Fixed Charges and
           Preferred Stock Dividends of Phillips Petroleum Company (incorporated by reference to Exhibit 12 to Phillips' Quarterly Report on Form 10-Q for the quarter ended March 31, 1999 and Exhibit 12 to
           Phillips' Annual Report on Form 10-K for the year ended December 31, 1998).
 23-A**  --Consent of Independent Auditors.
 23-B    --Consent of Robert C. Koch, Esq. is contained in the opinion of counsel filed as Exhibit 5-A.
 23-C    --Consent of Morris, Nichols, Arsht, & Tunnell is contained in the opinion of counsel filed as
           Exhibit 5-B.
 23-D    --Consent of Simpson Thacher & Bartlett will be contained in the opinion of counsel to be filed if required as Exhibit 8-A.

 24**    --Powers of Attorney.
 25-A**  --Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of U.S. Bank Trust
           National Association, as Trustee under the Senior Debt Securities Indenture.
 25-B**  --Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of The Bank of New
           York, as Property Trustee under the Amended and Restated Declaration of Trust of Phillips 66
           Capital III.
 25-C**  --Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of The Bank of New
           York, as Property Trustee under the Amended and Restated Declaration of Trust of Phillips 66 IV.
 25-D**  --Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of The Bank of New
           York, as Property Trustee under the Amended and Restated Declaration of Trust of Phillips 66 V.
 25-E**  --Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of The Bank of New
           York, as Property Trustee under the Amended and Restated Declaration of Trust of Phillips 66 VI.
 25-F**  --Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of The Bank of New
           York, as Trust Preferred Guarantee Trustee under the Trust Preferred Securities Guarantee of
           Phillips Petroleum Company for the benefit of the holders of Trust Preferred Securities of
           Phillips 66 Capital III.
 25-G**  --Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of The Bank of New
           York, as Trust Preferred Guarantee Trustee under the Trust Preferred Securities Guarantee of
           Phillips Petroleum Company for the benefit of the holders of Trust Preferred Securities of
           Phillips 66 Capital IV.
 25-H**  --Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of The Bank of New
           York, as Trust Preferred Guarantee Trustee under the Trust Preferred Securities Guarantee of
           Phillips Petroleum Company for the benefit of the holders of Trust Preferred Securities of
           Phillips 66 Capital V.
 25-I**  --Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of The Bank of New
           York, as Trust Preferred Guarantee Trustee under the Trust Preferred Securities Guarantee of
           Phillips Petroleum Company for the benefit of the holders of Trust Preferred Securities of
           Phillips 66 Capital VI.
 25-J**  --Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of The Bank of New
           York, as Debt Trustee under the Subordinated Debt Securities Indenture.

--------
*  To be filed with subsequent Current Report on Form 8-K.
** Filed herewith